SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, DC 20549




                           SCHEDULE 13G
                           (Rule 13d-102)

       INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE
                              13d-2(b)

                    (Amendment No.____________)



                      Hanover Gold Company, Inc.
                          (Name of Issuer)





                          Common Stock
                  (Title of Class of Securities)





                             410799308
                           (CUSIP Number)





                         October 1, 2001
        (Date of Event Which Requires Filing of this Statement)



   Check the appropriate box to designate the rule pursuant to which this
 Schedule is filed:

          ___ Rule 13d-1(b)

            X Rule  13d-1(c)

          ___  Rule 13d-1(d)

Statement
Schedule 13G

Item 1(a).     Name of Issuer:

               Hanover Gold Company, Inc.
              --------------------------
Item 1(b).     Address of Issuer's Principal Executive Offices:

              424 S. Sullivan Road, Veradale, Washington 99037
              ------------------------------------------------
Item 2(a).     Name of Person Filing:

               Raymond A. Hanson
               -----------------
Item 2(b).     Address of Principal Business Office or if none, Residence:

               15102 E. Indiana, Spokane Washington 99216
               ------------------------------------------
Item 2(c).      Citizenship:

                U.S.
                ----
Item 2(d).     Title of Class of Securities:

               Common Stock
               ------------
Item 2(e).     Cusip Number:

               410799308
               ---------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

          (a)  Broker or dealer
          (b)  Bank
          (c)  Insurance company
          (d)  Investment company
          (e)  Investment advisor
          (f)  An employee benefit plan or endowment fund
          (g)  A parent holding company or control person
          (h)  A savings association
          (i) A church plan that is excluded from the definition of an investment company
          (j)  Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

Item 4.    Ownership:

	(a)Amount beneficially owned: 1,465,710

      (b)Percent of class: 8.3

      (c)Number of shares as to which such person has:

        (i)  Sole power to vote or to direct the vote: 108,217

        (ii) Shared power to vote or to direct the vote: 1,357,493

       (iii) Sole power to dispose or to direct the disposition of: 108,217

       (iv)  Shared power to dispose or to direct the disposition of: 1,357,493


Item 5.    Ownership of Five Percent or Less of a Class.

                             Not applicable
                             --------------

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

                             Not applicable
                             --------------
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

                             Not applicable
                             --------------
Item 8.   Identification and Classification of Members of the Group.

                             Not applicable
                             --------------
Item 9.    Notice of Dissolution of Group.

                             Not applicable
                             --------------
Item 10.   Certifications.


     "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect."

SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                              October 29,2001
                                   (Date)


				     Raymond A. Hanson
                             -----------------
                          /s/Raymond A. Hanson

                                (Signature)